EXHIBIT 13.2

                            BALLARD MEDICAL PRODUCTS

                                  ANNUAL REPORT

                                      1996


                                ABOUT THE COMPANY

               Ballard Medical Products ("Ballard") is a manufacturer and marketer of specialized medical products. Our strategy for maintaining the Company's growth continues to focus on the following four objectives:

               - Developing innovative products through internal research and development and through acquisitions.

               -    Maintaining  the  highest   quality  possible   on
                    products.

               - Increasing sales through a superior sales force, through strategic accounts and national contracts with hospital buying groups, and through expansion in the international marketplace.

               -    Reducing costs through production efficiencies.

               Ballard  has  six  wholly-owned  subsidiaries,  MEDICAL
          INNOVATIONS CORPORATION ("MIC"), BALLARD REAL ESTATE HOLDINGS, INC. ("BREH"), BALLARD INTERNATIONAL, INC. ("BI"), BALLARD MEDICAL PRODUCTS (CANADA) INC. dba PREFERRED MEDICAL PRODUCTS ("PMP"), MIST ASSIST, INC. ("Mist Assist"), and PLASTIC ENGINEERED PRODUCTS COMPANY ("PEPCO"). (As used in this report, the term "Company" refers to Ballard Medical Products and its subsidiaries.)

               The Company's headquarters and principal manufacturing plant (276,000 square feet) is located in Draper, Utah. The Company is now also operating out of a manufacturing facility (104,000 square feet) in Pocatello, Idaho. Product lines moved this year to the Pocatello plant include SAFETY DRAIN, READY CARE, our DOUBLE SCRUB brush line, EASI-LAV, and our HMEs. MIC has manufacturing facilities in Milpitas, California; however the Company intends to move its California operations to the Pocatello facility during the coming fiscal year.

               The Company's products are sold in 47 countries, and the customers purchasing our products include more than 16,000 hospitals and other medical care facilities worldwide. At September 30, 1996, Ballard and its subsidiaries employed over 987 people in 7 countries.

               The Company's common stock is traded on the New York Stock Exchange under the symbol BMP.

                                 1996 IN REVIEW

               Fiscal  year 1996 was  the best  year in  the Company's
          history. Our net sales for the year were $103,525,263, compared to $84,152,967 for fiscal year 1995, which represents a 23.0% increase for the year. Just as impressive was our 22.3% growth in net income, from $20,942,616 in fiscal year 1995 to $25,603,039 in fiscal year 1996. Earnings per share for the year were 88.4 cents, up 19.6% over 73.9 cents for fiscal year 1995. Our results for the year were particularly satisfying given the increasing pricing and competitive pressures on many of our products.

               During fiscal year 1996, sales of Ballard and MIC products worldwide increased by 15.2% and 56.6%, respectively, while international sales of all Company products grew by 27.5%. We now have 10 international sales representatives and approximately 53 international distributors and continue to look to the international markets as an important, exciting frontier for all of the Company's products.

               This was an active acquisition year for us. The chart below summarizes the acquisitions we made:

          DATE                ACQUISITION

          November, 1995   Purchased   a   19.5%   preferred    equity
                           interest in Neuro Navigational  Corporation
                           in Costa Mesa, California  ("NNC"), plus  a
                           two-year  option  to  acquire  all  of  the
                           assets of NNC.  The purchase price  for the
                           preferred   shares   and  the   option  was
                           $2,500,000.

          April, 1996      Purchased   for   approximately  $1,220,000
                           cash substantially  all of  the assets  and
                           business   of  Endovations,  Inc.  (out  of
                           Pennsylvania), a wholly-owned subsidiary of Arrow Precision Products, Inc.

          July, 1996       Purchased for  approximately $673,600  cash
                           (plus  future payments which are contingent
                           on net sales targets being met) all  of the
                           outstanding  shares  of  capital  stock  of
                           Mist   Assist,  Inc.   (out  of  Camarillo,
                           California).

          August, 1996     Purchased  for  $3,604,440 cash  (through a
                           newly formed  Canadian subsidiary,  Ballard
                           Medical  Products  (Canada), Inc.)  all  of
                           the outstanding shares  of capital stock of
                           691555   Ontario  Limited   (operating   as
                           Preferred   Medical  Products),   and   for
                           approximately   $875,000   PMP's   Thorold,
                           Canada manufacturing plant.

          September, 1996  Acquired,  in  exchange for  238,727 shares of Ballard common stock (fair  market value
                           of  approximately  $4,500,000), all  of the
                           outstanding  shares  of  capital  stock  of
                           Plastic    Engineered   Products    Company
                           ("PEPCO"),  located in  Canal Fulton, Ohio.
                           The combination was accounted for as a pooling of interests.

          The  products  obtained   through  these  acquisitions   are
          described below in "New Products".

               1996 was also a banner year for the Company in another respect. In August and September, 1996 after many months of hard work and refinement, Ballard in Draper, Utah and in Milpitas, California received the important ISO 9001 certification, followed by receipt in September of the CE marking of conformity at Draper. Management believes these key certifications will enhance the Company's ability to market and sell its products in Europe.

               This past summer, we completed construction of the first phase (104,000 square feet) of our new manufacturing facility in Pocatello, Idaho. The Company intends to move its California operations (in Milpitas, California) to our Pocatello facility sometime within the current fiscal year, and construction is underway on phase two of our Pocatello facility (approximately 103,000 square feet).

               The Company recently secured several additional strategic agreements, whereby certain of Ballard's products will be sole-source products for large hospital buying groups. Securing national contracts with key hospital groups has become a priority to the Company. This is due to mergers of health care providers that have taken place over the last 18 months or so, with resulting larger and larger groups. The Company has a team of employees who concentrate on this ever-changing area of health care. These individuals analyze the opportunities available within each group, submit proposals based on that analysis and respond to numerous requests for proposals throughout the United States.

                                  NEW PRODUCTS

               During fiscal year 1996, our new product acquisitions and releases included the following (for definitions of various terms, see "GLOSSARY OF TECHNICAL AND MEDICAL TERMS"):

          ACQUIRED FROM ENDOVATIONS, INC.:

               * CAN-OPT Disposable Dual-Lumen ERCP Catheter - An endoscopic accessory used to detect gallstones by cannulating and injecting contrast media into the biliary duct.

               * CAN-OPT Disposable Needle-Knife Papillotome - An endoscopic accessory used to remove gall stones by incising stenosed papillas.

               * Keen Edge Disposable Biopsy Forcep - An endoscopic device used to obtain tissue samples from the gastrointestinal system. This differs from our "Thermal Option" coagulating/ biopsy forcep in that it is noncoagulating and allows us to provide a low-end competitive product without sacrificing margins on the "Thermal Option".

               * Disposable Injection/Washing-Injection Needle - An endoscopic accessory used to deliver fluid to specific sites in the gastrointestinal system. Particular procedures are:

                    (a) Sclerotherapy - The injection of medication into the varix to reduce or eliminate potential esophageal bleeds; especially prevalent in alcoholics.

                    (b) Lesion Injection - Direct injection of a medication into a lesion to promote healing within the GI tract.

                    (c) Hemostasis - Direct injection of a coagulant (epinephrine) into a bleeding site.

                    (d) Tattooing - Injection of dye to specific sites prior to a surgical resection of the GI tract.

                    (e) Saline Assisted Polypectomy - Injection of saline into base of polyp to raise polyp off mucosal floor - reduces chance of bowel perforation.

               * Disposable Irrigation Catheter - Endoscopic accessory that delivers concentrated stream of fluid to specific sites, usually employed to remove adhesions or residual fecal material from colon to enhance visual examination of underlying mucosa.

               * Endo-Guard Disposable Bite Block - Endoscopic accessory placed between a patient's teeth to protect physician's fingers, patient's teeth and endoscope, during gastroscopies, ERCP procedures, or mechanical esophageal dilations.

          ACQUIRED THROUGH PURCHASE OF MIST ASSIST:

               *    The MIST ASSIST  breathing exerciser  (inspiratory
          flow control device), which combines inspiratory breathing exercises, medication delivery via inhalers or nebulizers, and expiratory breathing exercises. This combination of therapies into one device can provide significant cost savings to hospitals.

          ACQUIRED THROUGH PURCHASE OF PMP:

               * Single Shot Epidural Trays - Trays specifically designed for steroid injections in chronic pain management clinics. Specialty needles, and custom packaging reduce waste and lower costs.

               * Specialty Needles - Specially designed needles allow the physician to utilize the smallest needles feasible in order to minimize pain and complications such as spinal headache.

               *    Pediatric   Trays  and   Mini-Kits  -   Allow  the
          physician to select special products specifically designed for the pediatric population.

               * Epidural Catheters, Trays and Mini-Kits - Provide a choice of configuration to insure the most cost effective choices for the physician based on patient needs.

          ACQUIRED THROUGH ACQUISITION OF PEPCO:

               * An array of sponge-tipped, oral swabs which allow for routine oral care in patients admitted to oncology, critical care, surgery, and alternate care sites. The swabs are used to clean and refreshen the mouth as well as stimulate the gums, oral mucosa and tongue. Proper oral care is a cornerstone to preventing nosocomial pneumonia.

          OTHER

               In April,  1996, we introduced a  combination HME (heat
          and moisture exchanger) and filter (manufactured for Ballard by Datex-Engstrom AB) to provide both effective humidification and patient protection from airborne bacteria.

                               CONTINUING PRODUCTS

               The Company's strong commitment to acquisitions, research and development, and product enhancements has enabled the Company to continue to be a significant player in certain domestic markets, such as the closed suctioning market and the chronic enteral feeding market. In addition to the new product releases described above, the Company continues to sell the following products (for definitions of various terms, see "GLOSSARY OF TECHNICAL AND MEDICAL TERMS"):

          TRACH CARE

               * The TRACH CARE closed endotracheal suction catheter system continues to be the Company's flagship product in the intensive care/critical care arena. It enables patients with endotracheal tubes, on ventilators, to have their airways suctioned while maintaining ventilator support, thus improving patient care. Further, this product reduces infection risks due to its "closed" design, keeping both users and the environment from contaminating the suction catheter and from being contaminated.

               The TRACH CARE system is available in sizes, from adult to neonatal, as well as in several variations such as WET PAK and DOUBLE LUMEN. This family of products also includes a line of accessories used to complement TRACH CARE such as METERED DOSE INHALER adapters, BALLARD UNIT DOSE, START KIT, etc. These accessories are designed to allow the TRACH CARE catheter to be used, among other things, as a drug delivery system or to adapt it to specific patient needs.

               * The NEONATAL "Y" TRACH CARE catheter is an improved suction catheter, engineered for use on sophisticated neonatal ventilators. It provides a side stream catheter approach, which not only gives greater patient flexibility, but also couples closed suction with high frequency oscillators, high frequency jet ventilators, and volume and physiologic monitors.

               * The TRACH CARE DOUBLE SWIVEL ELBOW is a calibrated closed suction catheter which has low dead space, provides more patient comfort and flexibility, and gives the clinician a better "feel" for the catheter inside the new envelope material.

               * The SAFETY DRAIN closed drain provides clinicians with a way to empty the ventilator circuit of condensate without opening it. Users are thereby able to complete the closed system started with the TRACH CARE catheter, thus providing additional safety for both clinician and patient.

               * HMEs have been offered by the Company since December, 1993. The HMEs (manufactured for Ballard by Datex- Engstrom AB) provide a means of humidifying the patient's airways during ventilation and are sold with our TRACH CARE catheter. The Company is Engstrom's exclusive HME distributor in the United States and Canada.

          MIC PRODUCTS

               The chronic enteral feeding market is experiencing rapid growth due to the aging of the population. There is also an emerging physician consensus that early post-operative enteral support benefits the high risk surgical patient by decreasing septic morbidity, maintaining immunocompetence, and improving wound healing and recovery time. MIC's full range of specialty feeding tubes places the Company firmly in a position to take advantage of the growing enteral feeding market.

               * The MIC GASTROSTOMY TUBE is the first tube specifically designed for the gastrostomy procedure. The MIC GASTROSTOMY TUBE can be placed by surgeons, gastroenterologists, interventional radiologists and replaced by qualified registered nurses at bedside in the hospital, and in home care and alternate care settings. The unique design of the MIC GASTROSTOMY TUBE becomes a problem solver for the physician and other care givers. The MIC GASTROSTOMY TUBE virtually eliminates inadvertent tube dislodgement, controls gastric leakage, and is provided in several sizes and versions, to accommodate a wide range of patient needs.

               * The successful MIC-KEY SKIN LEVEL GASTROSTOMY FEEDING KIT continues to be the gastrostomy tube of choice for the pediatric patient, because of its unique aesthetic appearance and its ease of insertion and removal.

               * A pediatric version of the MIC TRANSGASTRIC JEJUNAL TUBE allows for simultaneous gastric decompression and jejunal feeding. The prior, adult version has shown strong growth in the adult arena.

               * The MIC-PEG (percutaneous endoscopic gastrostomy) feeding tube allows for greater formula flow rates and minimizes the possibility of clogging, a common problem encountered with smaller feeding tubes.

               *    The   CB-X1/X2  disposable  cleaning  brush  is  a
          versatile device that offers maximum channel scrubbing power and the ability to scrub endoscope components.

               * The THERMAL OPTION disposable biopsy/coagulating forcep is a unique dual-purpose device enabling endoscopists to obtain precision cut tissue samples as well as providing "on demand" coagulating capability for patient safety and cost efficiency.

               * The disposable CYTOLOGY BRUSH incorporates a unique barium loaded "cap" at the distal end of the brush that enables an endoscopist to obtain "site specific" cytological samples while maximizing cell retention.

               * The BASICS endoscopy system incorporates the benefits of disposable and reusable instrumentation into a "reposable" system of reusable handles with attachable disposable patient-contact components, thus addressing the issues of cross-contamination and cost-efficiency.

          FOAM CARE

               * FOAM CARE foamers and solutions are designed for use throughout the hospital and are the Company's principal product in the operating room. FOAM CARE is one of our franchise products, affording us unique opportunities in the operating room, and providing additional avenues for the sale of MIC products. FOAM CARE foamers utilize a unique, patented, foaming device that turns the soap solution into rich foam lather.

               FOAM CARE products provide users with cost savings when compared to common liquid soaps. FOAM CARE products are gentle on the hands and, in the operating room, are complemented by our DOUBLE SCRUB brush, a soft-on-the-hands surgical scrub brush.

          OTHER

               * The EASI-LAV gastric lavage system is a closed gastric lavage system. It is used to clean out the stomach in drug overdose patients or those with gastric bleeding. It makes the lavage process cleaner, faster and more effective while providing additional clinician protection. This product is used in the hospital emergency room and gastrointestinal labs.

               * The CHAR FLO activated charcoal system is a unique charcoal delivery system designed for use with our EASI-LAV system in over-dose patients. It enables faster, more accurate and environmentally clean charcoal delivery.

               * The BAL CATH catheter product is designed to obtain bronchoalveolar lavage samples for use in the diagnosis of nosocomial and opportunistic respiratory infections. Because it is used without a bronchoscope, it is much more cost effective for the hospital.

                              CAPITAL EXPENDITURES

               As   noted  above,   the  Company's   first  phase   of
          construction in Pocatello, Idaho (104,000 square feet) was completed this past summer (at a total construction cost of approximately $7,243,000), and construction of a second phase (at an estimated construction cost of $5,200,000) is now under way. Also during this past fiscal year, the Company's Ventura, California operation was consolidated into our MIC operations in Milpitas, California.

               Also during fiscal year 1996 the Company continued to upgrade and improve its manufacturing operations. Expenditures in this area included the following (at a total cost of approximately $1,700,000):

               * 9 new automated assembly machines (designed and constructed at our Draper, Utah facility), targeted (1) to assist in labor-intensive assembly areas; (2) to improve product quality; and/or (3) to improve ergonomics.

               *    22   TRACH   CARE   manifold  assembly   machines,
          constructed to address ergonomic issues.

               * A new packaging machine for our FOAM CARE DOUBLE SCRUB brush line.

               *    A   new  CNC  lathe,   intended  to  make  certain
          manufacturing processes more efficient.

               *    New  Cad/Cam software, which  enables designers to
          improve   manufacturing   processes  in   several  important
          respects.

               * Extrusion equipment, as a vertical integration measure, intended to enable us to extrude our own smooth bore and corrugated popoid tubing.

               * New molding equipment, including molding presses, resin dryers, grinders, conveyor separators, a sprue picker, and an overhead crane.

                               FOREIGN OPERATIONS

               The following table sets forth the dollar amount of sales by the Company internationally during the last three fiscal years. All sales shown are denominated in U.S. dollars and all payments are received in U.S. dollars. No foreign currency is received by the Company. The amount of export sales to unaffiliated customers does not exceed 10% of the Company's domestic consolidated net sales.

                    FISCAL YEAR            INTERNATIONAL SALES

                      9/30/96                   $7,871,946

                      9/30/95                   $6,172,904

                      9/30/94                   $4,672,611

                                  COMMON STOCK

          TRADING

               The Company's common stock is traded on the New York Stock Exchange ("NYSE"). The following table sets forth, for the respective periods indicated, the high and low sales prices for the Company's common stock, as reported and summarized by the NYSE for fiscal years 1996 and 1995:

                                FISCAL YEAR 1996    FISCAL YEAR 1995

           QUARTER                  HIGH     LOW       HIGH       LOW


           First Quarter          18 1/8  15 3/8     11 1/8     9

           Second Quarter         18 5/8  15 1/8     12 7/8    10 1/8

           Third Quarter          20 5/8  18         13 5/8    10 3/4

           Fourth Quarter         19 1/2  16 1/4     17 1/2    12 5/8

               On November 20, 1996, the closing quotation for the Company's Common Stock, as reported by the WALL STREET JOURNAL, was 16 3/4 high and 16 3/8 low. As of November 20, 1996, there were approximately 1,291 holders of the Company's Common Stock (based upon the number of record holders and including individual participants in security position listings).

          DIVIDENDS

               Ballard has paid the following cash dividends during the two most recent fiscal years:

                                                      DIVIDEND
           RECORD DATE             PAYMENT DATE       PER SHARE

           December 12, 1994       December 28, 1994  $.0600

           December 18, 1995       January 3, 1996    $.0800

                              FINANCIAL HIGHLIGHTS

          SELECTED CONSOLIDATED FINANCIAL DATA (1)(2)

                     1996          1995         1994         1993         1992


Net Sales    $103,525,263   $84,152,967  $67,051,628  $66,532,017  $50,914,956

Other
Income,
Net             5,308,873     4,101,037    3,518,832    3,711,891    2,487,703

Net Income     25,603,039    20,942,616   16,594,198   18,906,755   13,659,533

Net Income
Per Common
Share (3)             .88           .74          .55          .69          .48

Total
Assets        142,465,088   113,702,547   93,243,187   80,764,500   59,122,109

Cash
Dividends
Declared
Per Share
(4)                  .095          .074         .060         .045         .035


          (1) The consolidated financial data shown above includes the accounts of Ballard and its wholly-owned subsidiaries, MIC, BREH, BI, PMP, Mist Assist, and PEPCO. The accounts of PMP are included as of August 28, 1996 and the accounts of Mist Assist are included as of July 19, 1996, which reflect their respective acquisition dates.

          (2) The combination of Ballard and PEPCO was accounted for as a pooling of interests. The selected consolidated financial data have been prepared as if Ballard and PEPCO had been combined for all periods presented.

          (3) Does not include the cumulative effect of a change in accounting for income taxes in fiscal year 1994.

          (4)  Includes dividends paid by PEPCO.

          SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (1)(2)
          (UNAUDITED)

        FISCAL YEAR 1996      9/30/96      6/30/96      3/31/96     12/31/95
        QUARTERS ENDED:


        Net Sales         $27,201,315  $26,845,811  $25,807,593  $23,670,544

        Gross Margin       17,627,601   17,609,148   16,988,822   15,565,514

        Net Income          6,764,594    6,676,160    6,445,696    5,716,589

        Net Income Per
        Common Share             .236         .232         .225         .200

        FISCAL YEAR 1995
        QUARTERS ENDED:       9/30/95      6/30/95      3/31/95     12/31/94

        Net Sales         $22,417,272  $21,979,398  $20,683,206  $19,073,091

        Gross Margin       15,106,576   14,645,937   13,770,825   12,559,279

        Net Income          5,717,378    5,452,310    5,167,721    4,605,207

        Net Income Per
        Common Share             .201         .195         .185         .167

          (1) See additional analysis of net sales, margins, and net income in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

          (2)  See  footnote  explanations  to "Selected  Consolidated
               Financial Data."

                          INDEPENDENT AUDITORS' REPORT

          To  the  Board  of  Directors and  Stockholders  of  Ballard
          Medical Products:

               We have audited the accompanying consolidated balance sheets of Ballard Medical Products and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ballard Medical Products and subsidiaries as of September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

               As discussed in Notes 1 and 2 to the consolidated financial statements, effective October 1, 1994 the Company changed its method of accounting for investment securities to conform with Statement of Financial Accounting Standards No. 115. As discussed in Notes 1 and 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes, effective October 1, 1993, to conform with Statement of Financial Accounting Standards No. 109.

          Deloitte & Touche LLP
          Salt Lake City, Utah
          November 8, 1996

          CONSOLIDATED BALANCE SHEETS
          SEPTEMBER 30, 1996 AND 1995

        ASSETS                                          1996            1995


        CURRENT ASSETS:
        Cash and cash equivalents (Note 1)      $14,164,103     $27,555,330

        Investments (Notes 1 and 2)              26,662,598      18,357,304

        Accounts receivable - trade
        (less allowance for doubtful
        accounts:  1996 - $182,000,
        1995 - $125,000; and allowance
        for sales returns:  1996 -
        $805,000, 1995 - $500,000)               19,944,055      13,773,277

        Royalties receivable                      1,351,885         447,282

        Other receivables                           636,291       1,223,871

        Inventories (Note 1):

           Raw materials                          7,171,048       3,825,405

           Work-in-process                        3,913,804       2,291,374

           Finished goods                         2,760,008       5,245,852

        Deferred income taxes (Notes 1 and 4)     1,057,303         593,313

        Income tax refund receivable
        (Notes 1 and 4)                           3,274,000       2,103,570

        Prepaid expenses                            169,431         232,315

           Total current assets                  81,104,526      75,648,893

        PROPERTY AND EQUIPMENT
        (Notes 1 and 6):

        Land                                      3,944,701       1,849,511

        Buildings                                20,131,728      11,886,512

        Molds                                     3,608,228       2,539,615

        Machinery and equipment                   9,192,269       8,306,448

        Vehicles                                  1,039,175         535,547

        Furniture and fixtures                    2,081,200       1,436,563

        Leasehold improvements                      302,394         258,488

        Construction in process                   3,053,296       1,234,998

           Total                                 43,352,991      28,047,682

        Less accumulated depreciation            (8,058,401)     (6,035,636)

           Property and equipment - net          35,294,590      22,012,046

        INTANGIBLE ASSETS:
        Cost in excess of purchase price
        (less accumulated amortization:
        1996 - $3,212,520; 1995 -
        $2,161,887) (Notes 1 and 8)              15,644,651      11,655,058

        Patents and other intangibles
        (less accumulated amortization:
        1996 - $711,431; 1995 -
        $495,889)                                 5,012,157       3,452,543

            Total intangible assets              20,656,808      15,107,601

        OTHER ASSETS (Note 8)                     5,409,164         934,007

        TOTAL                                  $142,465,088    $113,702,547


        LIABILITIES AND STOCKHOLDERS' EQUITY            1996            1995
        CURRENT LIABILITIES:


        Accounts payable                         $2,273,674      $1,152,790

        Accrued liabilities:
           Employee compensation                  1,985,135       2,314,504

           Royalties                                326,492         344,712

           Other                                    845,183         465,926

           Total current liabilities              5,430,484       4,277,932

        DEFERRED INCOME TAXES (Notes 1 and 4)     1,110,764         223,757

           Total liabilities                      6,541,248       4,501,689

        COMMITMENTS AND CONTINGENT
        LIABILITIES (Notes 6 and 8)

        STOCKHOLDERS' EQUITY (Notes 1, 5, and
        8):  Common stock - $.10 par value;
        75,000,000 shares authorized;
        issued and outstanding:
        1996 - 27,702,323 shares,
        1995 - 26,800,014 shares                  2,770,232       2,680,002

        Additional paid-in capital               38,935,892      29,209,774

        Unrealized losses on investments
        (Notes 1 and 2)                            (156,564)       (142,728)

        Retained earnings                        94,374,280      77,453,810

           Total stockholders' equity           135,923,840     109,200,858

        TOTAL                                  $142,465,088    $113,702,547


          See notes to consolidated financial statements.

          CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994

                                                          1995          1994
                                                      (Notes 1      (Notes 1
                                           1996         and 8)        and 8)


        NET SALES
        (Notes 1, 8, and 9)        $103,525,263    $84,152,967   $67,051,628

        COST OF PRODUCTS SOLD        35,734,178     28,070,350    22,193,542

        GROSS MARGIN                 67,791,085     56,082,617    44,858,086
        OPERATING EXPENSES:

        Selling, general and
        administrative               28,286,793     24,429,181    21,696,098

        Research and development      2,903,805      2,177,117     1,638,475

        Royalties (Note 6)            1,539,200      1,385,841     1,404,681

           Total operating
           expenses                  32,729,798     27,992,139    24,739,254

        OPERATING INCOME             35,061,287     28,090,478    20,118,832

        OTHER INCOME:

        Interest income               1,917,925      1,923,257       772,645

        Royalty income                2,400,000      2,147,620     2,204,347

        Other                           990,948         30,160       541,840

           Total other income         5,308,873      4,101,037     3,518,832

        INCOME BEFORE
        INCOME TAX EXPENSE           40,370,160     32,191,515    23,637,664

        INCOME TAX EXPENSE
        (Notes 1 and 4)              14,767,121     11,248,899     8,446,698

        INCOME BEFORE CUMULATIVE
        EFFECT OF CHANGE IN
        ACCOUNTING PRINCIPLE         25,603,039     20,942,616    15,190,966

        CUMULATIVE EFFECT OF
        CHANGE IN ACCOUNTING
        PRINCIPLE (Notes 1
        and 4)                                                     1,403,232

        NET INCOME (Note 8)         $25,603,039    $20,942,616   $16,594,198
        INCOME PER SHARE BEFORE
        CUMULATIVE EFFECT OF
        CHANGE IN ACCOUNTING
        PRINCIPLE (Note 1):
        Common and common
        equivalent share                 $0.895         $0.752        $0.555

        Common share assuming
        full dilution                    $0.884         $0.739        $0.553

        CUMULATIVE EFFECT OF
        CHANGE IN ACCOUNTING
        PRINCIPLE PER SHARE
        (Note 1):
        Common and common
        equivalent share                   None           None        $0.051

        Common share assuming
        full dilution                      None           None        $0.051

        NET INCOME PER SHARE
        (Note 1):
        Common and common
        equivalent share                 $0.895         $0.752        $0.606

        Common share assuming
        full dilution                    $0.884         $0.739        $0.604

        WEIGHTED AVERAGE NUMBER
        OF SHARES OUTSTANDING
        (Note 1):
        Common and common
        equivalent share             28,614,136     27,844,111    27,371,540

        Common share assuming
        full dilution                28,968,855     28,339,946    27,462,702

       See notes to consolidated financial statements.

          BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994

                                                     Unrealized
                                        Additional    Losses on
                   Common                  Paid-in      Invest-     Retained
                   Shares      Amount      Capital        ments     Earnings


   BALANCE
   OCTOBER
   1, 1993
   (as pre-
   viously
   reported)  26,114,250  $2,611,425  $24,983,195               $44,871,841

   Pooling
   of
   interest
   combina-
   tion
   (Notes 1
   and 8)        238,727      23,873       (3,873)                  324,647

   BALANCE
   OCTOBER
   1, 1993
   (as
   restated)  26,352,977   2,635,298   24,979,322                45,196,488

   Net
   income                                                        16,594,198

   Cash
   divi-
   dends
   paid                                                          (1,590,083)

   Common
   stock
   issued
   from
   exercise
   of stock
   options
   (Note 5)      361,612      36,161    1,511,520

   Acqui-
   sition
   and
   retire-
   ment of
   treasury
   stock
   (Note 5)      (20,000)     (2,000)                              (241,081)

   Tax
   benefit
   attri-
   butable
   to appre-
   ciation
   in value
   of stock
   issued in
   conjunc-
   tion with
   the exer-
   cise and
   disquali-
   fying
   dispo-
   sitions
   of incen-
   tive
   stock
   options                              1,796,546

   BALANCE
   SEPTEM-
   BER 30,
   1994       26,694,589   2,669,459   28,287,388                59,959,522
   Net
   income                                                        20,942,616

   Cash
   divi
   dends
   paid                                                          (1,983,343)

   Common
   stock
   issued
   from
   exer-
   cise
   of stock
   options
   (Note 5)      205,425     20,543       432,869

   Acqui-
   sition
   and
   retire-
   ment
   of
   trea-
   sury
   stock
   (Note 5)     (100,000)    (10,000)                            (1,464,985)

   Tax
   benefit
   attri-
   butable
   to appre-
   ciation
   in value
   of stock
   issued in
   conjunc-
   tion with
   the exer-
   cise and
   dis-
   quali-
   fying
   dispo-
   sitions
   of incen-
   tive
   stock
   options                               489,517

   Unre-
   alized
   losses on
   invest-
   ments
   (Notes 1
   and 2)                                            $(142,728)

   BALANCE
   SEPTEM-
   BER 30,
   1995       26,800,014   2,680,002   29,209,774     (142,728)  77,453,810

   Net
   income                                                        25,603,039

   Cash
   divi-
   dends
   paid                                                          (2,556,148)

   Common
   stock
   issued
   from
   exer-
   cise
   of stock
   options
   (Note 5)    1,252,309     125,230     9,689,509

   Acqui-
   sition
   and
   retire-
   ment of
   trea-
   sury
   stock
   (Note 5)     (350,000)    (35,000)                            (6,126,421)

   Tax
   benefit
   attri-
   butable
   to appre-
   ciation
   in value
   of
   stock
   issued
   in con-
   junc-
   tion
   with the
   exercise
   and
   dis-
   qual-
   ifying
   dispo-
   sitions
   of incen-
   tive
   stock
   options                                36,609

   Unre-
   alized
   losses
   on
   invest-
   ments
   (Notes 1
   and 2)                                              (13,836)

   BALANCE
   SEPTEM-
   BER 30,
   1996        27,702,323  $2,770,232 $38,935,892    $(156,564) $94,374,280


     See notes to consolidated financial statements.

     BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF CASH FLOWS
     FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994

                                   1996              1995               1994


   CASH FLOWS FROM
   OPERATING
   ACTIVITIES:

   Net income              $25,603,039       $20,942,616        $16,594,198
   Adjustments to
   reconcile net
   income to net
   cash provided by
   operating
   activities:

   Depreciation and
   amortization              3,932,373         3,116,862          2,477,007
   (Gain) loss on
   disposal of
   property                   (446,320)            7,044            110,479

   Tax benefit from
   disqualifying
   dispositions of
   incentive stock
   options                      36,609           489,517          1,796,546

   Provision for
   losses on
   accounts
   receivable -
   trade and sales
   returns                     355,000           225,000            200,000

   Cumulative effect
   of change in
   accounting
   principle (Note                                               (1,403,232)
   1)

   Deferred income
   taxes                       442,122           373,655            828,489

   Changes in
   operating assets
   and liabilities-
   net of effects
   from purchase of
   subsidiaries in
   1996 and 1995:

   Accounts
   receivable -
   trade                    (6,150,608)          (29,707)         2,686,146

   Royalties and
   other receivables          (167,553)           52,484           (757,909)

   Inventories              (1,323,492)       (1,398,153)        (2,051,813)

   Income tax refund
   receivable               <1,170,430>          897,815            929,232

   Prepaid expenses            105,898          (196,526)          (430,813)

   Accounts payable            807,483           156,861         (1,525,061)

   Accrued
   liabilities                  19,180         1,126,009         (3,707,205)

      Total
      adjustments           (3,559,738)        4,820,861           (848,134)

      Net cash
      provided by
      operating
      activities            22,043,301        25,763,477         15,746,064

   CASH FLOWS FROM
   INVESTING
   ACTIVITIES:

   Capital
   expenditures for
   property and
   equipment               (15,292,194)       (2,769,625)        (6,366,900)

   Proceeds from
   sales of property
   and equipment               564,418            45,250              5,899

   Purchases of
   investments             (30,569,641)      (38,534,828)       (29,744,216)

   Investment in
   and advances to
   affiliates
   (Note 8)                 (4,462,625)         (800,000)

   Proceeds from
   maturities of
   investments              22,231,406        36,288,627         20,485,633

   Purchases of
   intangible assets        (2,854,344)       (1,330,188)          (245,801)

   Purchases of
   other assets                (12,532)         (109,579)

   Payments for
   purchase of
   subsidiaries,
   net of cash
   acquired                 (5,618,432)       (3,283,650)          (500,000)

      Net cash used
      in investing
      activities           (36,013,944)      (10,493,993)       (16,365,385)

   CASH FLOWS FROM
   FINANCING
   ACTIVITIES:
   Cash dividends
   paid                     (2,556,148)       (1,983,343)        (1,590,083)

   Proceeds from
   issuance of
   common stock and
   exercise of
   options                   9,814,739           453,412          1,547,681

   Purchase of
   treasury stock           (6,161,421)       (1,474,985)          (243,081)

   Repayment of
   long-term debt
   assumed in
   acquisitions               (517,754)          (18,446)           (50,308)

      Net cash
      provided by
      (used in)
      financing
      activities               579,416        (3,023,362)          (335,791)

   NET INCREASE
   (DECREASE) IN
   CASH AND CASH
   EQUIVALENTS             (13,391,227)       12,246,122           (955,112)

   CASH AND CASH
   EQUIVALENTS,
   BEGINNING OF YEAR        27,555,330        15,309,208         16,264,320

   CASH AND CASH
   EQUIVALENTS, END
   OF YEAR                 $14,164,103       $27,555,330        $15,309,208

   SUPPLEMENTAL
   DISCLOSURE OF
   CASH FLOW
   INFORMATION -
   Cash paid during
   the year for
   income taxes            $15,458,820        $9,487,912         $7,571,800

          See notes to consolidated financial statements.

          SUPPLEMENTAL DISCLOSURES OF  NONCASH INVESTING AND FINANCING
          ACTIVITIES:

               On September 27, 1996, the Company entered into a business combination with Plastic Engineered Products Corporation in exchange for 238,727 shares of the Company's common stock. This transaction has been accounted for by the Company as a "pooling" and as such, the Company's accompanying consolidated financial statements as of September 30, 1996 and 1995 and for the three years in the period ended September 30, 1996 have been restated as if this transaction had occurred on October 1, 1993. In addition, during the year ended September 30, 1996, the Company entered into three acquisition transactions accounted for as purchases as follows (see Note 8):

          * On April 19, 1996, the Company acquired substantially all of the assets of Endovations, Inc, for approximately $1,220,000 cash. In conjunction with this purchase, the Company recorded goodwill of approximately $400,000 and the fair market value of assets acquired approximately $820,000.

          * On July 19, 1996, the Company purchased all of the outstanding capital stock of Mist Assist, Inc. for approximately $673,600 cash. In conjunction with the acquisition, liabilities were assumed as follows:

                    Fair value of assets acquired
                    (including goodwill of $680,000)     $800,000

                    Cash paid                             673,600

                    Liabilities assumed                  $126,400

          * On August 28, 1996, the Company purchased all of the outstanding capital stock of Preferred Medical Products for approximately $3,600,000 cash (see Note 8). In conjunction with the acquisition, liabilities were assumed as follows:

                    Fair value of assets acquired
                    (including goodwill of $2,900,000) $4,320,970

                    Cash paid                           3,604,440

                    Liabilities assumed                  $716,530

               On May 2, 1995, the Company acquired substantially all of the net assets of Cox Medical Enterprises, Inc. for approximately $3,313,000 cash (see Note 8). In conjunction with the acquisition, liabilities were assumed as follows:

                    Fair value of assets acquired
                    (including goodwill)               $4,000,000

                    Cash paid                           3,313,310

                    Liabilities assumed                  $686,690

               During the years ended September 30, 1996 and 1995, the Company in conjunction with its adoption of Financial Accounting Standards No. 115 (see Note 1), wrote down its short-term investments in total by $32,941 and $219,582, respectively. The effect of this adjustment in 1996 and 1995 was a decrease in stockholders' equity in the amount of $13,836 and $142,728 and an increase in current deferred income taxes in the amount of $19,105 and $76,854 for the years ended September 30, 1996 and 1995, respectively.

          See notes to consolidated financial statements.

          BALLARD MEDICAL PRODUCTS AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               ORGANIZATION - Ballard  Medical Products (Ballard)  and
          its   subsidiaries   develop,   manufacture,    and   market
          specialized medical products.

               BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Ballard and its wholly-owned subsidiaries, Medical Innovations Corporation (MIC), Ballard Real Estate Holdings (BREH), Ballard International, Inc. (BI), Plastic Engineered Products Company (PEPCO), Ballard Medical Products (Canada) Inc. dba Preferred Medical Products (PMP), and Mist Assist, Inc. (MAI) (see Note 8) (collectively, the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

               During the  year ended September 30,  1996, the Company
          entered into a business combination with PEPCO, in exchange for 238,727 shares of the Company's common stock. This transaction has been accounted for by the Company as a
          "pooling", and as such, the Company's accompanying consolidated financial statements as of September 30, 1996 and 1995 and for the three years in the period ended September 30, 1996 have been restated as if this transaction had occurred on October 1, 1993 (see Note 8).

               USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               INVESTMENTS - Investments consist of tax free municipal
          bonds.   Investments are recorded  at fair market value (see
          Note 2). Effective October 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires the classification of investment securities as either held-to-maturity securities, trading securities, or available-for-sale securities. Upon adoption of SFAS 115, the Company reclassified all of its investments as available-for-sale. The adoption of SFAS 115 had no material effect on the consolidated financial statements.

               INVENTORIES - Inventories are stated at the lower of cost (on a first-in, first-out basis) or market.

               PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives as follows:

                    Buildings                30 to 40 years
                    Molds                           5 years
                    Machinery and equipment   5 to 10 years
                    Vehicles                   3 to 5 years
                    Furniture and fixtures     3 to 5 years
                    Leasehold improvements     3 to 5 years

               INTANGIBLE ASSETS - Intangible assets include goodwill, patent rights, and license costs which are stated at cost and are being amortized using the straight-line method over their estimated lives, which range from four to seventeen years.

               REVENUE RECOGNITION - Revenues  are recognized when the
          related  product  is  shipped.     The  Company  records  an
          allowance for estimated sales returns.

               INCOME TAXES - Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (the Statement), "Accounting for Income Taxes." The Statement requires an asset and liability approach for financial accounting and reporting for income taxes. The cumulative effect in 1994 of the change in accounting principle of $1,403,232 is reflected in the 1994 consolidated statement of operations. The adoption of the Statement had no effect on the pre-tax income from continuing operations.

               INCOME PER SHARE - Income per share is computed on the basis of the weighted average number of shares outstanding plus the common stock equivalents which would arise from the exercise of stock options.

               Such  income per  share  amounts are  adjusted to  give
          retroactive  effect  for  all   periods  presented  for  the
          acquisition by the Company of PEPCO in 1996 (see Note 8).

               STATEMENTS OF CASH FLOWS - For purposes of the consolidated statements of cash flows, the Company considers cash and interest bearing securities with original maturities of less than three months to be cash equivalents.

               OTHER - Certain reclassifications have been made to the
          prior    year   financial    statements   to    conform   to
          classifications adopted in the current year.

          2.  INVESTMENTS

               Investments at September 30, 1996 and 1995 consist of municipal bonds.

               The amortized cost and fair value of investments at September 30, 1996 and 1995, classified as available-for-sale, is as follows:

                                             1996                1995

           Amortized cost            $26,915,121         $18,576,886
           Gross unrealized
           gains                             None                None

           Gross unrealized
           losses                       (252,523)           (219,582)

           Fair value                $26,662,598         $18,357,304

               As of September 30, 1996 and 1995, all municipal bonds had a contractual maturity of one year or less. During the year ended September 30, 1996 and 1995, there were no gross realized gains or gross realized losses from sales of investments classified as available-for-sale.

          3.  LINE OF CREDIT

               At September 30, 1996, the Company had an unused, unsecured line of credit with a bank totaling $5,000,000 which expires February 15, 1997. The line, if drawn upon, bears interest at the bank's base rate (8.25% at September 30, 1996). No compensating cash balances are required. As of September 30, 1996 and during the year then ended, there were no borrowings under the line of credit.

          4.  INCOME TAXES

               The Company has recorded current deferred tax assets and net long-term deferred tax liabilities at September 30, 1996 and 1995 as follows:

                                          1996                    1995

                                  Current    Long-Term     Current  Long-Term

           Deferred income
           tax assets          $1,057,303     $99,562     $593,313  $452,323

           Deferred income
           tax liabilities                 (1,210,326)              (676,080)

           Net                 $1,057,303 $(1,110,764)    $593,313 $(223,757)


               Net deferred income tax assets and liabilities at September 30, 1996 and 1995 consisted of the following temporary differences and carryforward items:

                                           1996                    1995

                                    Current   Long-Term    Current  Long-Term


           Deferred income tax
           assets:

           Allowance for
           uncollectible
           accounts receivable      $69,121                  $47,513

           Allowance for
           sales returns and
           allowances               305,729                  190,050

           Allowance for
           obsolete inventory       185,277                   49,585

           Accrued expenses         168,549                  214,506

           Unrealized losses on
           investments               95,959                   76,854

           Net operating loss
           carryforwards of
           acquired                 121,442      $99,562      14,805  $341,097
           subsidiaries

           Research and
           development credits      111,226                            111,226
                                  1,057,303       99,562     593,313   452,323

           Deferred income tax
           liabilities -
           differences between
           tax basis and
           financial reporting
           basis of property
           and equipment                      (1,210,326)             (676,080)

              Total              $1,057,303  $(1,110,764)   $593,313 $(223,757)


               The components of income tax expense for the years ended September 30, 1996, 1995, and 1994 are summarized as follows:

                                     1996              1995             1994


        Current:
        Federal               $12,421,679        $9,425,942       $6,685,047

        State                   1,903,320         1,449,302          933,162

                               14,324,999        10,875,244        7,618,209

        Deferred:
        Federal                   402,473           323,859          727,007

        State                      39,649            49,796          101,482

                                  442,122           373,655          828,489

        Total                 $14,767,121       $11,248,899       $8,446,698

               Income tax expense differed from amounts computed by applying the statutory Federal tax rate to pretax income as follows:

                                   1996           1995           1994


        Computed
        Federal income
        tax expense at
        statutory rate  $14,129,556    $11,082,432     $8,128,345

        State income
        tax expense,
        net of federal
        benefit           1,317,054        990,493        661,806

        Environmental
        tax                  16,614         30,000         25,000

        Tax exempt
        income             (553,876)      (624,750)      (210,000)

        Foreign sales
        corporation        (236,250)      (121,756)      (126,000)

        Amortization
        of goodwill         335,763        316,969        278,773

        Other              (241,740)      (424,489)      (311,226)

        Total           $14,767,121    $11,248,899     $8,446,698

               As a result of the Company's acquisitions (see Note 8), the Company has net operating loss carryforwards for Federal income tax purposes of approximately $578,000, which can only be used to offset future taxable income of acquired subsidiaries. The utilization of the tax loss carryforwards is subject to certain limitations and the carryforwards expire through the year 2007.

          5.  COMMON STOCK AND STOCK OPTIONS

               During the  years ended  September 30, 1996,  1995, and
          1994, the Company  repurchased 350,000, 100,000, and  20,000 shares  of its  outstanding  common  stock  for  $6,161,421,
          $1,474,985, and $243,081, respectively.  In  accordance with
          Utah  State law,  this treasury stock  was accounted  for as retired common stock.

               The  Company has adopted several incentive stock option
          plans for key employees and reserved shares of  common stock totaling approximately 2,926,400 and 3,483,000  at September
          30,  1996 and  1995,  respectively, for  issuance under  the
          plans.   Options are granted  at a  price not less  than the
          fair market value on the  date of grant, become  exercisable between  one to two years  following the date  of grant, and expire in ten years.

               Changes in stock options are as follows for the years ended September 30:



                                                          Price Range
        1996                               Shares           Per Share

           Granted                        516,900       $15.25-$17.25

           Expired                         78,200        $8.63-$17.25

           Exercised                    1,252,309        $1.46-$11.63

           Outstanding at
           September 30                 2,517,553        $1.46-$16.75

           Exercisable                  1,799,351        $1.46-$16.75

        1995

           Granted                        740,000      $9.38 - $14.25

           Expired                        101,666      $8.63 - $13.50

           Exercised                      205,425      $1.46 - $11.00

           Outstanding at
           September 30                 3,331,162      $1.46 - $14.25

           Exercisable                  2,410,490      $1.46 - $14.25

        1994

           Granted                      3,747,340      $8.63 - $16.50

           Expired                      2,582,256     $11.00 - $19.79

           Exercised                      361,612       $.67 - $11.00

           Outstanding at
           September 30                 2,898,253      $1.46 - $13.50

           Exercisable                    766,486      $1.46 - $13.50


          6.  COMMITMENTS AND CONTINGENT LIABILITIES

               The Company leases office and production facilities and office equipment under long-term operating lease agreements. Rent expense on the above operating leases was approximately $671,010, $456,990, and $316,469 for the years ended
          September 30, 1996, 1995, and 1994, respectively. The following represents the Company's future commitments under such leases:

                     1997                          $495,798

                     1998                           335,406

                     1999                            95,480

                     2000                            85,200

                     2001                            86,560

                     Thereafter                     499,140

                     Total                       $1,597,584

               The Company has agreements with the inventors of certain of its products which provide for the payment of royalties ranging from 2% to 6.5% of defined net sales or a fixed rate per unit sold of the related products.

               The Company is involved in certain litigation matters in the normal course of business which, in the opinion of management, will not result in any material adverse effects on the Company.

               In October, 1995 the Company began construction of an additional manufacturing facility in Pocatello, Idaho. The first phase of construction was completed during fiscal year 1996 at a total cost of approximately $7,200,000. The second phase of construction began in August, 1996 with an anticipated cost of construction of $5,200,000. Construction of the second phase is anticipated to be completed in May, 1997.

          7.  PROFIT SHARING PLAN

               The Company sponsors an Employee Retirement and Savings Plan (the Plan) under Section 401(k) of the Internal Revenue Code. The Plan is designed to allow participating employees to accumulate savings for retirement or other purposes. Under the Plan, all employees, who have completed at least one year of service and have reached age 21, are eligible to participate. The Plan allows employees to make contributions to the plan from salary reductions each year, up to a maximum of 15% of a participant's annual compensation. Under the Plan, the Company matches up to 4% of a participant's contribution. The Company may, if it desires, make additional contributions to the 401(k) Plan on behalf of its employees. For the years ended September 30, 1996, 1995, and 1994, the Company expensed approximately $621,000, $545,000, and $372,000, respectively, as matching contributions to the Plan. Employees are always fully vested in their own contributions and become fully vested in any contributions made by the Company after six years of service. Employees are allowed to direct the investment of their Plan contributions within a group of designated investment funds.

          8.  BUSINESS COMBINATIONS

               On September 27, 1996, the Company issued 238,727 shares of its common stock in exchange for all of the outstanding common stock of PEPCO, a medical research and manufacturing company incorporated in 1987 and headquartered in Canal Fulton, Ohio. The assets and liabilities of PEPCO at the date of combination were approximately $684,000 and $88,000 respectively. The combination was accounted for as a pooling of interests. The accompanying consolidated financial statements have been prepared as if Ballard and PEPCO had been combined for all periods presented. There were no intercompany transactions between Ballard and PEPCO prior to the date of merger. Net sales, net income, and net income per share amounts of the previously separate companies for the years ended September 30, 1995 and 1994 as previously reported and combined are as follows:

                            The Company
                          as Previously
           1995                Reported          PEPCO    As Restated

           Net sales        $81,762,142     $2,390,825    $84,152,967

           Net income        20,415,191        527,425     20,942,616

           Net income
           per share               0.73           0.09          0.739

           1994

           Net sales        $65,062,801     $1,988,827    $67,051,628

           Net income        16,180,377        413,821     16,594,198

           Net income
           per share               0.59          0.014          0.604

               On April  19, 1996, the Company  acquired substantially
          all of the assets of Endovations, Inc. ("Endovations") for approximately $1,220,000 in cash. The acquisition has been accounted for using the purchase method of accounting; as such, Endovations' results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with this acquisition, the Company recorded goodwill of approximately $400,000, which is being amortized on a straight-line basis over 10 years.

               Effective July  19, 1996,  the Company acquired  all of
          the issued and outstanding common stock of MAI for approximately $673,600 in cash and the assumption of liabilities totally approximately $126,400. The acquisition has been accounted for using the purchase method of accounting; as such, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with the acquisition, the Company recorded goodwill of approximately $680,000, which is being amortized on a straight-line basis over 15 years.

               On August 28, 1996, the Company acquired all of the issued and outstanding common stock of PMP for cash approximately $3,600,000. The acquisition has been accounted for using the purchase method of accounting; as such, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. In conjunction with the acquisition, the Company recorded goodwill of approximately $2,900,000 which is being amortized on a straight-line basis over 15 years.

               The pro forma results of operations of the Company for the years ended September 30, 1996 and 1995 (assuming the acquisitions of Endovations, MAI and PMP had occurred as of October 1, 1994) are as follows:

                                               1996              1995

           Net sales                   $107,510,270       $87,881,669

           Net income                   $26,400,040       $21,842,691

           Net income per share              $0.911            $0.771

               On May 2, 1995, the Company acquired substantially all of the assets of Cox for a purchase price of $4,000,000 consisting of $3,313,310 in cash and the assumption of liabilities in the amount of $686,690. Cox is a manufacturer of disposable endoscopic devices. The acquisition has been accounted for using the purchase method of accounting; as such, Cox's results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. The cost of this acquisition exceeded the estimated fair value of the acquired net assets by $423,000 which is being amortized over 10 years.

               On November 14, 1995, the Company acquired 200,000 shares of the preferred stock of Neuro Navigational Corporation (Neuro) representing a 19.5% equity interest in Neuro for $2,000,000. As of September 30, 1995, the Company had made interest-bearing advances to Neuro in the amount of $800,000. These advances are included in the accompanying consolidated balance sheet as of September 30, 1995 and were subsequently credited towards the $2,000,000 purchase price on November 14, 1996.

               During the  year ended September 30,  1996, the Company
          made advances to Neuro in the form of promissory notes totaling $2,492,110. Interest accrues on the unpaid principal balance at a rate of 10% per annum. The entire unpaid principal balance and accrued, but unpaid, interest are due on January 19, 1997. In addition, on November 14, 1995, the Company paid Neuro $500,000 for an option to purchase all of the assets of Neuro during the first 12 months of the option period for $9,500,000. If the option is exercised during the remainder of the option term, the purchase price will be equal to two times the net sales of Neuro for the 12 months immediately preceding the exercise of the option. In either event, the $500,000 option price will be credited towards the purchase price. The option term expires two years following the closing date of the preferred stock purchase by the Company. The $2,000,000 purchase price of the preferred stock, the advances in the amount of $2,492,110 and the $500,000 paid for the option are included in the caption "Other Assets" in the accompanying consolidated balance sheet as of September 30, 1996.

          9.  SALES

               During the years ended September 30, 1996, 1995, and 1994, the Company had foreign export sales of approximately $7,900,000, $6,200,000, and $4,700,000, respectively.

          10.     EFFECT  OF  RECENTLY  ISSUED   FINANCIAL  ACCOUNTING
          STANDARDS

               In  October, 1995,  the Financial  Accounting Standards
          Board issued SFAS No. 123. "Accounting for Stock-Based Compensation." SFAS No. 123 defines a fair value based method of accounting for an employee stock option. Fair value of the stock option is determined considering factors such as the exercise price, the expected life of the option, the current price of the underlying stock and its volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the option. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. A company may elect to adopt SFAS No. 123 or elect to continue accounting for its stock option or similar equity awards using the intrinsic method, where compensation cost is measured at the date of grant based on the excess of the market value of the underlying stock over the exercise price. If a company elects not to adopt SFAS No. 123, then it must provide pro forma disclosure of net income and earnings per share, as if the fair value based method had been applied.

               SFAS No. 123 is effective for transactions entered into
          for fiscal years that begin after December 15, 1995. Pro forma disclosures for entities that elect to continue to measure compensation cost under the old method must include the effects of all awards granted in fiscal years that begin after December 15, 1995. It is currently anticipated that the Company will continue to account for stock-based compensation plans under the intrinsic method and therefore, SFAS No. 123 will have no effect on the Company's consolidated financial statements.

               In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement addresses the accounting for the impairment of long-lived assets, such as premises, furniture and equipment, certain identifiable intangibles and goodwill related to those assets. Long-lived assets and certain identifiable intangibles are to be reviewed for impairment whenever
          events  or  changes  in  circumstances  indicate   that  the
          carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of the future cash flows (undiscounted and without interest charges expected from the use of the asset and its eventual disposition) is less than the carrying amount of the asset. The statement also requires that long-lived assets and identifiable intangibles, except for assets of a discontinued operation held for disposal, be accounted for at the lower of cost or fair value less cost to sell. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The impact of SFAS No. 121 on the Company is not expected to be material in relation to the consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               This analysis of the Company's operations encompassing the fiscal years ended September 30, 1996, 1995, and 1994, should be considered in conjunction with the consolidated balance sheets, statements of operations, and statements of cash flows.

               All of the figures discussed herein have been adjusted to reflect the combination (treated as a pooling of interests) with PEPCO on September 27, 1996, the purchase of 100% of the outstanding stock of PMP on August 28, 1996, the purchase of 100% of the outstanding stock of Mist Assist on July 19, 1996, the purchase of the assets of Endovations on April 19, 1996, and the purchase of the assets of Cox Medical Products, Inc. on May 1, 1995.

          SUMMARY

               Fiscal year 1996 was a another record year for the Company in terms of sales and net income. Net sales were
          $103.5 million, representing an increase of 23.0% over fiscal 1995. Net income and net income per share were $25.6 million and $.88, respectively, increasing 22.3% and 19.6%, respectively, over fiscal year 1995. The growth is the result of an aggressive acquisition program, internal development of new products, expansion in the international marketplace, and the overall efforts of an outstanding sales force.

               It was an active acquisition year for the Company. In April 1996, the Company acquired the assets of Endovations, Inc., which included a line of products used in the hospital GI environment. In July 1996, the Company acquired all of the outstanding stock of Mist Assist, a manufacturer of the MIST ASSIST inspiratory flow control device. Effective August 1996, the Company acquired PMP, a Canadian manufacturer of disposable pain therapy products. And in September 1996 the Company combined (in a pooling of interests) with PEPCO, a manufacturer of oral hygiene products for critically ill patients.

               The Company generally reports internally and focuses its sales efforts on two separate business units: (1) TRACH CARE/EASI-LAV ("TRACH CARE") which includes the TRACH CARE and EASI-LAV families of products as well as the new additions from the acquisitions of Mist Assist, Preferred Medical and PEPCO; and (2) MIC/FOAM CARE ("MIC") which includes the MIC, FOAM CARE and Cox families of products as well as the new product line additions acquired from Endovations.

          RESULTS OF OPERATIONS

               SALES - For the year ended September 30, 1996, consolidated net sales increased $19,372,296, or 23.0%, over fiscal year 1995. For the year ended September 30, 1995, consolidated net sales increased $17,101,339 or 25.5%, over fiscal year 1994. The solid growth in 1996 is due principally to increases in volume, although prices on isolated TRACH CARE and MIC products and accessories increased from 3% to 5%. Despite these isolated price increases, pricing for other products during 1996 was reduced in order to meet competition and price reductions required by hospitals and large buying groups. The Company is receiving particular pricing pressure on its TRACH CARE product line.

               The Company's MIC enteral feeding catheters and related products contributed significantly to the overall growth in net sales, as did expansion of the Company's international operations. Net sales within the MIC product line increased 37.1% in fiscal 1996 over fiscal 1995 while international net sales (all products) increased 27.5% during the same period.

               The following table summarizes sales by product family as a percentage of net sales:

          Year ended September 30,           1996      1995      1994

          Trach Care                         64.8%     68.5%     70.8%

          MIC                                35.2%     31.5%     29.2%

               All sales of the Company and related receipts are in U.S. dollars. Export sales to unaffiliated customers from the Company's domestic operations did not exceed ten percent (10%) of the Company's domestic consolidated net sales for either of the years ended September 30, 1996 or 1995.

               COST OF PRODUCTS  SOLD - For  the year ended  September
          30, 1996, consolidated cost of products sold totaled $35,734,178, compared with $28,070,350 for fiscal year 1995 and $22,193,542 for fiscal year 1994, increases of 27.3% and 26.5%, respectively. For the year ended September 30, 1996, the increased costs are principally a result of start up manufacturing costs associated with the Company's new Idaho manufacturing facility, the impact of the combination with PEPCO and other acquisitions with lower initial margins, and continued increases in material and labor costs. Margins continue to be impacted by the health market's focus on cost restraints and competitive pricing resulting in increased product rebates and price reductions. The increase in cost of products sold for the year ended September 30, 1995 was proportionate to the increase in net sales.

               During the year the Company continued to refine and automate its manufacturing processes as well as expand its injection molding capacity. Gross margins will continue to be impacted by pricing pressures, new product acquisitions, and increases in labor and materials. Margins will also be impacted in fiscal year 1997 by the Company's planned move of its MIC operations to Pocatello, Idaho.

               OPERATING EXPENSES - Operating expenses consist of selling, general, and administrative expenses, research and development expenses, and royalties. Total consolidated operating expenses for the year ended September 30, 1996 were $32,729,798, compared with $27,992,139 for fiscal year 1995 and $24,739,254 for fiscal year 1994. The following is a summary of operating expenses by category as a percentage of net sales:

          Year ended September 30,           1996      1995      1994

          Selling, general, and
               administrative                27.3%     29.0%     32.4%

          Research and development            2.8%      2.6%      2.4%

          Royalties                           1.5%      1.6%      2.1%

               Selling, general, and administrative expenses as a percentage of net sales decreased each of the last two years due to increased product sales and efforts to control costs. Consolidated expenses related to research and development and royalties, as a percentage of consolidated net sales for fiscal years 1996, 1995, and 1994, remained fairly consistent.

               OTHER INCOME - Other income consists principally of interest income from short-term investments, royalty income from the licensing of the TRACH CARE closed suction system, and the netting of insignificant gains and losses from the sale or retirement of property and equipment. In addition, effective September 30, 1996, the Company sold its SAFETY SHIELD product line to Tecnol Medical Products, Inc. for a cash sales price of approximately $602,000.

               For the year ended September 30, 1996 consolidated other income totaled $5,308,873, compared with $4,101,037 for fiscal year 1995 and $3,518,832 for fiscal year 1994. The increase each period is primarily due to increased interest income earned from the Company's investment of its excess cash reserves. Royalty income remained relatively consistent between the periods at $2,400,000, $2,147,620, and $2,204,347 for 1996, 1995, and 1994, respectively.

               NET INCOME - Consolidated net income from operations for the year ended September 30, 1996 totaled $25,603,039, an increase of 22.3% over fiscal year 1995. The following table reflects net income as a percent of net sales for each of the reporting periods:

          Year ended September 30, 1996      1995      1994

          Net Income               24.7%     24.9%     24.7%

               The overall increase in net income over the prior period and the outstanding after-tax net income reflects the increased sales volume, continued strong margins, and management's efforts to control the costs of manufacturing products and other operating costs.

               INFLATION - Inflation can be expected to have an effect on most of the Company's operating costs and expenses. The extent to which inflationary cost increases can be offset by price increases depends on competition and other factors. The effect of inflation has been insignificant during the periods reported herein.

          LIQUIDITY AND CAPITAL RESOURCES

               The Consolidated Balance Sheet presents the Company's financial position at the end of each of the last two years. The statement lists the Company's assets and liabilities, and the equity of its stockholders. Major changes in the Company's financial position are summarized in the Consolidated Statement of Cash Flows. This statement summarizes the changes in the Company's cash and cash equivalents balance for each of the last three years and helps to show the relationship between operations (presented in the Consolidated Statement of Operations) and liquidity and financial resources (presented in the Consolidated Balance Sheets).

               For the year ended September 30, 1996 the Company's operating activities provided $22,043,301 in cash and cash equivalents, comparable to the $25,763,477 provided during fiscal year 1995. At September 30, 1996, working capital totaled $75,674,042 compared with $71,370,961 at September 30, 1995. The Company's current ratio was 14.9 to 1 at September 30, 1996 compared with 17.7 at September 30, 1995. Available cash, which includes cash and cash equivalents and investments available-for-sale, at September 30, 1996 totaled $40,826,701 compared with $45,912,634 at September 30, 1995. In addition to its strong liquid position, the Company does not have any long-term debt nor does management intend to utilize debt to fund future expansion. The Company maintains a $5,000,000 unsecured line of credit with its bank but has not drawn on this line during either of the years ended September 30, 1996 or 1995.

               Continued growth in cash and investments provides the Company financial stability and flexibility to fund current operations, acquisitions, future growth and expansion, and to continue its dividend payment policy.

               During the  year ended September 30,  1996, the Company
          completed the first phase of its manufacturing facility in Pocatello, Idaho. See discussion of Pocatello facility under "1996 in Review". Total development and construction costs of the first phase of the facility totaled approximately $7,243,000. The internal build-out of the first phase of the Pocatello facility should be completed during the second quarter of fiscal year 1997 at an estimated construction cost of $800,000. The second phase of construction of the Idaho facility is expected to cost approximately $5,200,000 and should also be completed near the end of the second quarter of fiscal year 1997. Additionally, the Company expended approximately $8,049,000 million during fiscal year 1996 to expand and upgrade existing facilities and operations in order to meet the growing needs of present and new business. Other than the construction projects mentioned above, no other material commitments for capital expenditures existed as of September 30, 1996.

               Cash  outlays for  acquisitions, net of  cash acquired,
          included approximately $673,600 for Mist Assist, $5,200,000 for PMP and the purchase of related assets, and $1,220,000 for Endovations. During 1996, the Company completed the acquisition of a 19.5% equity interest in NNC by the purchase of stock for $2,000,000. In addition, the Company acquired, for $500,000, an option to acquire all of the assets of NNC. Throughout the year, the Company advanced $2,880,000 (an additional $800,000 had been advanced during fiscal year 1995) to NNC to help fund NNC's operations. This sum was advanced as a secured loan, in bi-weekly draws ranging between $25,000 and $150,000. As of September 30, 1996 $1,275,000 plus accrued interest (at 10% per annum) of $20,637 had been repaid to the Company. The balance owed by NNC to the Company at September 30, 1996 was $2,492,110 ($2,405,000 principal plus $87,100 in accrued interest).

               A valuation allowance has not been provided on deferred tax asset balances due to the Company's projection of future taxable income in excess of such tax assets.

               In addition to capital and acquisition expenditures, other items which affected cash flows during fiscal year 1996 included the purchase of the Company's own stock for $6.2 million, the payment of dividends of $2.6 million, and net purchases of investments available-for-sale net of maturities of $8.3 million.

          GLOSSARY OF TECHNICAL AND MEDICAL TERMS

           1. Bronchoalveolar lavage is a medical procedure for obtaining samples from smaller airways in the lungs. A catheter is wedged into the bronchus. Then a lavage fluid is injected into the airways. A fluid sample is withdrawn to determine whether infectious organisms are present in the airways or air sacs.

           2. Biopsy is an excision of a small piece of living tissue for microscopic examination.

           3.  Cannulate   is  to   introduce  a  cannula   through  a
               passageway.

           4. Catheter is a flexible tube that is inserted into the body to deliver or remove fluid or act as a conduit to pass other devices.

           5. Closed suction catheter is a sleeved catheter used to suction the endotracheal tube of a patient receiving mechanical ventilation. The catheter keeps the patient oxygenated because the ventilator is not disconnected during the suctioning procedure.

           6. Coagulate means to solidify or change from a fluid state to a semisolid mass.

           7. Cytology brush is a brush used to collect cell samples from the gastrointestinal or pulmonary tract.

           8. Endoscope is an instrument consisting of a tube and optical system used in the examination of a hollow organ or cavity.

           9. Endoscopic refers to a procedure performed by means of an endoscope.

          10. Endoscopy is an examination of organs or cavities by use of an endoscope.

          11. Endotracheal tube is a tube inserted into the patient's upper airway allowing medical ventilatory support.

          12. Enteral feeding catheter is a catheter used for the delivery of nutritional liquids into the stomach of the patient.

          13.  ERCP  is  an  endoscopic  technique   for  fluoroscopic
               examination of the biliary and/or pancreatic ducts.

          14.  Exogenous means originating outside an organ or part.

          15. Fluoroscopy is the use of a fluoroscope for medical diagnosis or for testing various materials by roentgen rays.

          16.  Gastric means pertaining to the stomach.

          17. Gastrointestinal means pertaining to the stomach and intestine.

          18. Gastrostomy is an examination of the stomach and abdominal cavity by use of a gastroscope.

          19. Jejunal means pertaining to the jejunum, the second portion of the small intestine extending from the duodenum to the ileum.

          20. Jejunostomy is a surgical creation of a permanent opening through the skin into the jejunum.

          21.  Lesion  is  a  circumscribed  area   of  pathologically
               altered tissue.

          22. Mucosa is a mucus membrane or the moist tissue layer that lines a hollow organ or body cavity.

          23. Nebulizer is an apparatus for producing a fine spray or mist.

          24. Nosocomial infection is an infection acquired while a patient is in a hospital.

          25.  Papilla   is  a  small,   nipple-like  protuberance  or
               elevation.

          26. Percutaneous Endoscopic Gastrostomy (PEG) catheter is a flexible tube inserted through the mouth, esophagus, and stomach to the outside of the body with the aid of an endoscope. Name refers to the placement procedure and is a variation of a gastrostomy tube.

          27.  Polyp means a tumor with a pedicle.

          28. Polypectomy is a medical procedure for removal of polyps (growths).

          29. Resection means a partial excision of a bone or other structure.

          30.  Stenosed means constricted.

          31. Septic means pertaining to pathogenic organisms or their toxins, i.e., putrid, rotten or decayed.

          32.  A surfactant is an agent that lowers surface tension.

          33. Transgastric pertains to a bypass of the stomach. Transgastric tubes are placed through the skin and into the stomach, with the distal tip terminating in the jejunum, or elsewhere in the digestive system.

          34.  Varix means an enlarged and tortuous vein or artery.

          35. A ventilator is a life support device used to assist breathing.

                                    DIRECTORS

          NAME                     TITLE

          Dale H. Ballard          Chairman   of   the  Board,   Chief
                                   Executive Officer, and President of
                                   Ballard Medical Products

          John I. Bloomberg        General    Partner    of     J.I.B.
                                   Associates,   Bricoleur   Partners,
                                   Olympic   Growth  Fund,   and  Utah
                                   Capital Corp., all private
                                   investment companies

          J. Dallas VanWagoner     Practicing    Physician,   Clinical
                                   Instructor  at  the  University  of
                                   Utah School of Medicine

          Robert V. Petersen       Professor Emeritus of Pharmaceutics
                                   at the University of Utah

          E. Martin Chamberlain    Vice   President   of    Regulatory
                                   Affairs and  Corporate Secretary of
                                   Ballard Medical Products

          Dale H. Ballard, Jr.     Owner of his own financial planning
                                   business called Stratco

          Paul W. Hess             General Counsel  of Ballard Medical
                                   Products

                                    OFFICERS

          NAME                     TITLE

          Dale H. Ballard          President, Chief Executive Officer,
                                   and Chairman of the Board.

          Harold R. ("Butch")      Executive Vice President and
          Wolcott                  General Manager

          E. Martin Chamberlain    Vice   President   of    Regulatory
                                   Affairs and Corporate Secretary

          Bradford D. Bell         Vice   President   of   Sales   and
                                   Marketing

          Kenneth R. Sorenson      Treasurer   and   Chief   Financial
          Officer

          Paul W. Hess             General Counsel

                             SHAREHOLDER INFORMATION

          CORPORATE HEADQUARTERS

               Ballard Medical Products
               12050 Lone Peak Parkway
               Draper, Utah 84020
               (801) 572-6800
               (801) 572-6869

          TRANSFER AGENT

               First Security Bank, N.A.
               79 South Main
               Salt Lake City, Utah 84111

          ANNUAL MEETINGS

               The Annual Meeting of Stockholders of Ballard Medical Products will be held Monday, January 27, 1997, at the Company's executive offices, 12050 Lone Peak Parkway, Draper, Utah, beginning at 11:00 a.m., Mountain Standard Time. Shareholders of record on November 20, 1996 are entitled to notice of and to vote at the meeting. A notice of meeting and proxy statement are enclosed with the Annual Report.

          FORM 10-K

               Any shareholder who sends a written request to the Company's Secretary, E. Martin Chamberlain, at Ballard Medical Products, 12050 Lone Peak Parkway, Draper, Utah 84020, may obtain without charge a copy of the Company's Form 10-K for fiscal year 1996, including the financial statements and the financial schedules.

          SHAREHOLDER/ANALYST INQUIRIES

               Shareholders, analysts, and others seeking information about the Company are encouraged to contact Kenneth R. Sorenson, Chief Financial Officer, Ballard Medical Products, 12050 Lone Peak Parkway, Draper, Utah 84020, with any questions or comments.

          RESEARCH COVERAGE

               The following firms currently provide research coverage of Ballard Medical Products:

               AG Edwards - St. Louis, Missouri
               Barrett & Company - Providence, Rhode Island
               Bear Stearns - New York, New York
               D.A. Davidson - Great Falls, Montana
               Olde Discount - Detroit, Michigan
               Piper Jaffray - Minneapolis, Minnesota
               Rodman & Renshaw - Boston, Massachusetts

          AUDITORS

               Deloitte & Touche LLP
               50 South Main Street, Suite 1800
               Salt Lake City, Utah 84144